Exhibit 10.2
Execution Copy
Amendment No. 1 to
FirstEnergy Corp. Executive Deferred Compensation Plan
WHEREAS, FirstEnergy Corp. (the “Company”), established the FirstEnergy Corp. Executive Deferred Compensation Plan, effective September 28, 1985 as amended and restated as of January 1, 2005 (the “Plan”); and
WHEREAS, Section 10.1 of the Plan provides that the Plan may be amended, subject to certain conditions, at any time by action of the Board of Directors of the Company (the “Board”) or Compensation Committee of the Board (the “Compensation Committee”) or by a writing executed on behalf of the Board or the Compensation Committee by the Company’s duly elected officers; and
WHEREAS, Section 10.1 of the Plan also provides that any amendment to the Plan will be effective on the first day of the calendar year following the adoption by the Company of such amendment, provided that all participants are notified of such amendment no later than November 15 of the year in which such amendment is adopted; and
WHEREAS, the Board now desires to amend the Plan, effective January 1, 2011, to eliminate the credit of a twenty percent stock premium for compensation participants choose to defer into the Stock Account of the Plan on and after January 1, 2011; and
WHEREAS, the participants under the Plan will be notified of this Amendment prior to November 15, 2010;

NOW, THEREFORE, in accordance with Section 10.1 of the Plan, the Plan is amended, effective as of January 1, 2011, as follows:
1. Section 3.1(a) is hereby amended by the deletion of said Section 3.1(a) in its entirety and the substitution in lieu thereof of a new Section 3.1(a) to read as follows:
“(a) Eligibility. The Chief Executive Officer of the Company may designate any key executive who is an employee of any Employer as eligible to make a Deferral Election as of the first (1st) day of any month following the employee’s date of hire, and, with respect to deferrals of any Short-Term Incentive Award and/or Long-Term Incentive Award that is earned during a Deferral Period that ends prior to January 1, 2011 and that otherwise would have been payable no later than December 31, 2011, to receive Stock Premiums in accordance with Section 4.3.”
2. Section 4.3 is hereby amended by the deletion of said Section 4.3 in its entirety and the substitution in lieu thereof of a new Section 4.3 to read as follows:
“4.3 Stock Account
(a) Establishing a Stock Account. A Participant may establish an annual Stock Account, which shall be maintained solely for recordkeeping purposes, by making a Deferral Election.
(b) Maximum Deferral. A Participant may elect to defer up to one hundred percent (100%) of the Short-Term Incentive Award and Long-Term Incentive Award into the Stock Account.
(c) Stock Premium. With respect to deferrals of any Short-Term Incentive Award and/or Long-Term Incentive Award that is earned during a Deferral Period that ends prior to January 1, 2011 and that otherwise would have been payable no later than December 31, 2011, amounts deferred into the Stock Account shall be credited with an amount equal to twenty percent (20%) of the amount deferred into the Stock Account. Such premium shall be credited as of the date the corresponding Elected Deferred Compensation is credited to the Stock Account.
(d) Stock Units and Earnings. Amounts deferred into the Stock Account shall be converted into units of Company common stock. The number of stock units credited to the Stock Account shall be determined by dividing the amount deferred into the Stock Account, plus, with respect to deferrals of any Short-Term Incentive Award and/or Long-Term Incentive Award that is earned during a Deferral Period that ends prior to January 1, 2011 and that otherwise would have been payable no later than December 31, 2011, the Stock Premium described in (c) above, by the average daily closing price of Company common stock during February of the Deferral Period in which the Elected Deferred Compensation is credited to the Account.
(e) Dividends. Additional stock units shall be credited to each Stock Account at the time dividend payments are made to Company shareholders. The number of additional units credited shall be based on the number of units in the Stock Account and the market price of Company stock at the close of that business day.

(f) Automatic Cessation of Stock Premium and Dividends.
(i) Unless the Plan is terminated by the Company prior to the following, the crediting of the 20% stock premium in Company common stock will automatically cease on January 1, 2011 with respect to deferrals of any Short-Term Incentive Award and/or Long-Term Incentive Award that is earned during a Deferral Period that commences on or after January 1, 2011 and that otherwise would have been payable later than December 31, 2011, or earlier if the maximum share reserve of 1,000,000 shares is reached.
(ii) Unless the Plan is terminated by the Company prior to the following, the crediting of the dividends under Section 4.3(e) in Company common stock will automatically cease on May 17, 2014 or earlier if the maximum share reserve of 1,000,000 shares is reached, unless shareholders reapprove this feature on the earlier of the prior date or prior to the depletion of the maximum share reserve.”
IN WITNESS WHEREOF, the Board of Directors of FirstEnergy Corp., has caused this Amendment No. 1 to FirstEnergy Corp. Executive Deferred Compensation Plan to be executed on this 19th day of October, 2010, effective as of the date set forth above.

FIRSTENERGY CORP.
By:	/s/ Anthony J. Alexander
Anthony J. Alexander,
President and Chief Executive Officer of FirstEnergy Corp.

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